                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          NATIONAL STEEL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

-------------------------------------------------------------------------------

Hisashi Tanaka                                        National Steel Corporation
Chairman of the Board and Chief Executive Officer     4100 Edison Lakes
                                                      Parkway
                                                      Mishawaka, IN 46545
                                                      Telephone: (219) 273-
                                                      7000
                                                      Facsimile: (219) 273-
                                                      7868

April 6, 2001

To All National Steel Corporation Stockholders:

   It is a pleasure to invite you to our Annual Meeting of Stockholders which will be held at The Regent Hotel, 55 Wall Street, New York, New York, on Monday, May 7, 2001 at 10:00 a.m. Eastern Daylight Time. Your continued interest in our Company is appreciated, and I hope that as many of you as possible will attend the Annual Meeting.

   At the meeting you will be asked to elect nine directors to terms ending at the next Annual Meeting of Stockholders and to ratify the appointment of Ernst & Young LLP as National Steel's independent auditors for the fiscal year ending December 31, 2001.

   Regardless of the number of shares you own, it is important that they are represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

   On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                          Sincerely,

                                          /s/ Hisashi Tanaka
                                          Hisashi Tanaka
                                          Chairman of the Board and Chief
                                           Executive Officer

                          NATIONAL STEEL CORPORATION
                           4100 Edison Lakes Parkway
                           Mishawaka, Indiana 46545

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

   The 2001 Annual Meeting of Stockholders of National Steel Corporation (the "Company") will be held at The Regent Hotel, 55 Wall Street, New York, New York on Monday, May 7, 2001 at 10:00 a.m. Eastern Daylight Time.

   The Annual Meeting will be held for the following purposes:

     1. To elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001; and

     3. To transact any other business that may properly come before the meeting.

   March 16, 2001 has been designated as the date of record for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                   By order of the Board of Directors,

                                   /s/ Ronald J. Werhnyak
                                   Ronald J. Werhnyak
                                   Vice President, General Counsel and
                                   Secretary

April 6, 2001


 Whether or not you plan to attend the Annual Meeting, please mark, date and sign the enclosed form of proxy and return it promptly in the envelope which has been provided. You may revoke your proxy at any time before it is voted by written notice to such effect, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person.

                                PROXY STATEMENT

                      GENERAL INFORMATION FOR STOCKHOLDERS

   This proxy statement is furnished in connection with the solicitation by the Board of Directors of National Steel Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 7, 2001 and at any and all adjournments of such Annual Meeting. As of March 16, 2001, the record date for the Annual Meeting, there were issued and outstanding 22,100,000 shares of Class A Common Stock, all of which are owned by NKK U.S.A. Corporation, and 19,188,240 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to two votes per share while holders of Class B Common Stock are entitled to one vote per share. Except as otherwise required by law or the Company's Certificate of Incorporation, the holders of the Class A Common Stock and the Class B Common Stock vote together, without regard to class, on all matters upon which the stockholders are entitled to vote. The Class A Common Stock and Class B Common Stock are sometimes referred to collectively herein as the "Common Stock" of the Company.

   This Proxy Statement and form of proxy were initially mailed to stockholders on or about April 6, 2001. In addition to solicitation by mail, the Company will request security dealers, banks, fiduciaries and nominees to furnish proxy materials to beneficial owners of the Class B Common Stock of whom they have knowledge and will reimburse them for their expenses for doing so. Additional solicitation may be made by letter, telephone or facsimile by officers and employees of the Company. In addition, the annual report of the Company for the fiscal year ended December 31, 2000 and the Company's 2000 Annual Report on Form 10-K have been mailed to each stockholder of record and provided to security dealers, banks, fiduciaries and nominees for mailing to beneficial owners at the Company's expense.

   All duly executed proxies received by management prior to the Annual Meeting will be voted in accordance with the choices specified by stockholders on their proxies. If no choice is specified by a stockholder, the shares of such stockholder will be voted FOR the election of the nine nominees for directors listed in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company. Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Notice of revocation should be sent to the Secretary of the Company at 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545.

   It is the policy of the Company that proxies that identify the vote of specific stockholders are kept confidential until the final vote is tabulated, except in a contested proxy or consent solicitation or to meet applicable legal requirements.

   The Bylaws of the Company provide that, except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, but in no event less than one-third of the shares entitled to vote at the meeting, shall constitute a quorum for the transaction of business at the Annual Meeting. The Bylaws also provide that (i) directors shall be elected by a plurality of the votes cast at the Annual Meeting, and (ii) except as required by law, the Certificate of Incorporation or the Bylaws, any other matter brought before the Annual Meeting shall be decided by the vote of the holders of a majority of the voting power of the capital stock represented and entitled to vote at the Annual Meeting.

   Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" as present for purposes of determining a quorum at the Annual Meeting. Broker non-votes as to particular proposals, however, will be deemed shares not having voting power on such proposals, will not be counted as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals. "Broker non-votes" are proxies with respect to shares of voting stock held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules or the instrument under which it serves in such capacity and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter. As a result of the foregoing, shares not voted, whether by abstention, broker non-votes or otherwise, will have no effect on the election of directors. However, abstentions as to other proposals will have the same effect as a vote against the proposal.

   The expense of this solicitation will be paid by the Company. Brokers and certain other holders for beneficial owners will be reimbursed for out-of-pocket expenses incurred in the solicitation of proxies from the beneficial owners of shares held in their names. The Company has retained the services of Mellon Investor Services LLC to assist in the solicitation of proxies for a fee not expected to exceed in the aggregate $2,500 plus reasonable out-of-pocket expenses.

                             ELECTION OF DIRECTORS

   Nine directors are to be elected to hold office for terms expiring on the date of the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier resignation, retirement, death or removal. All of the nominees have been designated by the Board of Directors and are members of the present Board. Each nominee has consented to being named in the Proxy Statement as a nominee for director and has agreed to serve as a director if elected. The proxies appointed by name in the enclosed proxy form will vote as instructed by the stockholder for the election of the nominees listed below. The proxies, however, reserve full discretion to cast votes for any other person if any nominee shall be unable to serve, or for good cause will not serve, except where authority is withheld by the stockholder.

Information Concerning Nominees for Directors

   Set forth below for each nominee is his name and age; the date on which he first became a director of the Company; the names of other companies of which he serves as a director; and his principal occupation during at least the last five years.

Arthur H. Aronson

   Mr. Aronson, age 65, has been a director of the Company since March 14, 2001. Mr. Aronson served as Chairman and Chief Executive Officer of Allegheny Ludlum Corporation from 1994 to 1996. From 1996 to 1998, he served as Executive Vice President and President of the Specialty Metals Group of Allegheny Teledyne, Inc., which manufactures stainless and specialty metals. Mr Aronson was a consultant to Allegheny Teledyne Incorporated from 1999 until his retirement in July 2000. Mr. Aronson also serves as a director of Cooper Tire & Rubber Company. Mr. Aronson is a member of the Audit Committee.

Edsel D. Dunford

   Mr. Dunford, age 65, has been a director of the Company since April 27, 1998. Mr. Dunford has held a variety of management and technical positions with TRW, Inc., a manufacturer of products for the automotive, space and defense and information systems industries. He served as President of TRW from 1991 until his retirement in 1994. Mr. Dunford also serves as a director of Cooper Tire & Rubber Company. Mr. Dunford is a member of the Audit Committee.

Mitsuoki Hino

   Mr. Hino, age 53, has been a director of the Company since October 27, 1998. Since 1971, Mr. Hino has served in various capacities with NKK Corporation ("NKK"), a Japanese steel manufacturer and the parent company of NKK U.S.A. Corporation (the holder of all of the outstanding shares of the Company's Class A Common Stock). His most recent positions have been Director of Human Resources from 1993 to 1995, General Manager, Sales and Production Planning from 1995 to March 2000 and Vice President, Planning, Logistics and Information Technology from April 2000 to the present. He served as a Director of the Board of NKK from June 1999 until March 2000.

Frank J. Lucchino

   Mr. Lucchino, age 62, has been a director of the Company since January 30, 1995. Since January 3, 2000, he has served as a judge of the Court of Common Pleas in Allegheny County, Pennsylvania. From 1980 to 2000 he served as Controller of Allegheny County, Pennsylvania and was a Partner with the law firm of Grogan, Graffam, McGinley & Lucchino, P.C. Mr. Lucchino was nominated to serve on the Board of Directors pursuant to a collective bargaining agreement with the United Steelworkers of America. Mr. Lucchino is Chairman of the Audit Committee.

Bruce K. MacLaury

   Mr. MacLaury, age 69, has been a director of the Company since April 30, 1996. From 1977 to 1995, Mr. MacLaury served as President of The Brookings Institution which is engaged in public policy research and education. Mr. MacLaury also serves as a director of American Express Bank, Ltd., the St. Paul Companies Inc. and the Vanguard Funds. Mr. MacLaury is Chairman of the Compensation Committee and a member of the Nominating Committee.

Mineo Shimura

   Mr. Shimura, age 49, has been a director of the Company since April 21, 1997. Mr. Shimura has served as a senior executive for various U.S. affiliates of NKK and presently holds the following positions with NKK affiliates:
President of NUF LLC (a finance company), President of NKK America, Inc. (a service company), President of NKK U.S.A. Corporation (a holding company), President of NKK Windsor Corporation (a finance company) and President of Galvatek Ontario Corporation (a holding company). Mr. Shimura is Chairman of the Nominating Committee.

Hisashi Tanaka

   Mr. Tanaka, age 53, has been a director of the Company since April 27, 1998. He was elected Chairman of the Board and Chief Executive Officer of the Company on March 4, 2001. Prior to his election to that position, Mr. Tanaka served in various capacities with NKK since 1971. His most recent positions have been Director, Technical & Engineering Planning from 1995 to 1996, General Manager, Steelmaking Technology from 1996 to 1998, General Manager Technology Planning and Coordination from 1998 to March 2000 and Vice President, Technology Planning and Coordination from April 2000 to March 2001. He served as a Director of the Board of NKK from June 1999 until March 2000.

Akira Uemura

   Mr. Uemura, age 50, has been a director of the Company since March 14, 2001. Mr. Uemura has served in various capacities with NKK since 1974. His most recent positions have been Team Manager of the Plant

Construction and Engineering Department at NKK's head office from 1995 to 1997, General Manager of the Plant Engineering Department at NKK's Fukuyama Works from 1998 to 1999 and General Manager of the Plant Construction and Engineering Department at NKK's head office from 2000 to the present.

Sotaro Wakabayashi

   Mr. Wakabayashi, age 51, has been a director of the Company since December 16, 1998. Mr. Wakabayashi has served in various capacities with NKK since 1974. His most recent positions have been Senior Manager, International Legal Affairs from 1993 to 1994, Senior Counselor from 1994 to 1998 and Chief Senior Counselor from 1998 to the present. Mr. Wakabayashi is a member of the Compensation Committee.

                            THE BOARD OF DIRECTORS

   The Board of Directors held 9 meetings during 2000.

Committees of the Board of Directors

   The Company has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

   The Audit Committee has been established to assist the Board of Directors in fulfilling its oversight responsibility by monitoring the Company's financial reporting processes, including its system of internal controls over financial operations and books and records. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this Proxy Statement as Exhibit A. The specific responsibilities of the Audit Committee are set forth in that charter. The Audit Committee has the authority to meet and confer with the Company's independent accountants, internal auditors, officers and employees in connection with carrying out its responsibilities.

   The Audit Committee is presently comprised of Mr. Lucchino, Chairman, Mr. Aronson and Mr. Dunford. The Board of Directors has determined that the Audit Committee satisfies the composition, expertise and independence requirements of the New York Stock Exchange. The Audit Committee held 10 meetings during 2000. Since Mr. Aronson did not became a member of the Audit Committee until March 14, 2001, he is not a signatory to the Audit Committee Report.

Compensation Committee

   The duties of the Compensation Committee are to review and approve a compensation philosophy and guidelines for the Company's executive officers and directors. In addition, the Compensation Committee reviews and recommends for approval by the Board of Directors base salaries, employment agreements, stock option and stock appreciation right grants and any severance payments for any of the Company's executive officers. The Committee also establishes, administers, amends and terminates plans, policies and procedures regarding incentive compensation and other performance based compensation arrangements; reviews the executive officer succession program; and oversees compliance with all Securities and Exchange Commission and other applicable laws and regulations pertaining to the disclosure of compensation paid to executive officers and directors.

   The Compensation Committee is presently comprised of Mr. MacLaury, Chairman, and Mr. Wakabayashi. The Compensation Committee held 5 meetings during 2000.

Nominating Committee

   The Nominating Committee has the authority to develop candidate specifications for Board membership and to make recommendations as to candidates for election to the Board of Directors and as to candidates to fill vacancies on the Board of Directors. The Nominating Committee will consider nominees for election to the Board of Directors recommended by stockholders of the Company. Suggestions for candidates, accompanied by biographical material and material regarding the candidate's qualifications to serve as a director, should be sent to the Secretary of the Company. The Nominating Committee is also responsible for reviewing the qualifications of the candidate nominated to serve as a director by the United Steelworkers of America pursuant to their collective bargaining agreement with the Company.

   The Nominating Committee is presently comprised of Mr. Shimura, Chairman, and Mr. MacLaury. The Nominating Committee did not meet during 2000.

Attendance

   All of the incumbent directors attended at least 75% of the Board and committee meetings held in 2000 during the period they were members of the Board or of a committee.

Compensation of Directors

   Directors who are not employees of the Company or any of its subsidiaries receive an annual fee of $30,000 plus a fee of $1,000 for attendance at each meeting of the Board of Directors and at each meeting of a committee of the Board of Directors. The chairman of each standing committee receives an additional annual payment of $3,000. All directors are reimbursed for expenses incurred in attending Board and committee meetings. In addition, any non-employee director who, at the request of the Chairman of the Board, performs special services or assignments on behalf of the Board, receives compensation of $1,000 per day plus reasonable out-of-pocket expenses. Each non-employee director also receives, upon his initial election to the Board of Directors, a stock option grant of 2,500 shares of Class B Common Stock at the then market price pursuant to the terms of the 1993 National Steel Corporation Non-Employee Directors Stock Option Plan ("Directors Plan"). An additional stock option grant of 1,000 shares of Class B Common Stock is granted to each non-employee director pursuant to the Directors Plan at each anniversary of Board service. All stock options granted pursuant to the Directors Plan vest in one-third annual increments commencing on the first anniversary date of the initial grant.


                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

   The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has also reviewed the services provided by Ernst & Young, the fees for which are disclosed under the captions "Financial Information Systems Design and Implementation Fees" and "Other Fees" on page 20 of this Proxy Statement, and has concluded that the provision of those services is compatible with maintaining Ernst & Young's independence. Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

                                          Audit Committee

                                          Frank J. Lucchino, Chairman
                                          Edsel D. Dunford

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

   The Compensation Committee of the Board of Directors reviews and approves the philosophy and guidelines for compensation programs and develops recommendations for the Board of Directors regarding compensation levels for the Company's executive officers and directors. The Compensation Committee also administers the Company's annual Management Incentive Compensation Plan ("MICP"). The Compensation Committee is composed exclusively of independent directors who are not eligible to participate in any of management's compensation programs. The Compensation Committee presents the following report on compensation for the Company's executive officers for 2000.

Overview and Philosophy

   The Compensation Committee has adopted a written statement of executive compensation purposes, guiding principles and objectives which guide its evaluation and determination of executive compensation programs. This statement was developed by the Compensation Committee with the assistance of an independent compensation consulting firm familiar with compensation policies within the industry and at other major corporations. The statement provides that the purposes of executive compensation are to:

  . attract, motivate and retain outstanding team members;

  . align their success with the Company's stockholders; thereby

  . motivating them to enhance stockholder value by attaining the Company's short and long term performance objectives.

Components of Executive Officer Compensation

   Individual executive officer compensation includes base salary, annual incentive bonus and long term incentive compensation. With the assistance of an independent consulting firm, the Compensation Committee determines the median amount of base salary, annual incentive bonus and long term incentive compensation which are appropriate for each executive officer position. These median amounts are based upon compensation practices for comparable positions, as disclosed in certain compensation surveys reviewed by the Compensation Committee, including surveys of companies in the steel industry and surveys of general industrial companies. In making its determination of median compensation amounts, the Compensation Committee focuses on the salary, annual incentive bonus and long term incentive compensation disclosed in these surveys for companies of comparable size and scope of operations, including the largest public integrated steel companies with which the Company competes. However, since duties, responsibilities and experience of an executive officer may differ from survey norms in both content and scope, adjustments are made by the Compensation Committee, in its judgment, for those factors. Therefore, compensation paid to some executive officers may be lower, while compensation paid to other executive officers may be higher, than median levels. All of the companies included in the Company's peer group shown in the Performance Graph on page 19 of this Proxy Statement, and many of the companies included in the Standard & Poor's Composite 500 stock index, participate in the surveys reviewed by the Compensation Committee.

Base Salary

   An increase in base salary for an executive officer is based on individual performance, business performance and the median base salary amount for such position, as disclosed in compensation surveys reviewed by the Compensation Committee. The Compensation Committee does not rely on any specific formula nor does it assign specific weights to the factors used in determining base salaries. Mr. Yutaka Tanaka's base salary was increased from $525,000 to $555,000, effective as of February 2000. The base salary of Mr. Tanaka was below the median salary level for his position, as disclosed in the compensation surveys reviewed by the Compensation Committee.

Annual Incentives

   The 2000 MICP approved by the Compensation Committee established the basis for determining the amount of annual incentive bonus paid to each executive officer. Under the MICP, each executive officer is given an annual incentive target, equal to a percentage of base salary. This target is based upon compensation surveys reviewed by the Compensation Committee which establish the median annual incentive compensation amount for comparable positions. The annual incentive target may be adjusted by the Compensation Committee in its discretion, based upon its evaluation of a particular executive officer's responsibilities and performance. Mr. Yutaka Tanaka's annual incentive target was 65% of his base salary.

   The 2000 MICP provided that each executive officer could earn a percentage of his target amount, depending upon the extent to which the Company achieved the net income and other performance goals established by the Compensation Committee. This percentage could also be adjusted by the Compensation Committee, in its discretion, in the event of exceptional Company performance or if other important business or strategic objectives were met. Based upon these factors, no 2000 MICP payout was made to executive officers.

Long Term Incentives

   The Company's long term incentive compensation awards for executive officers are made pursuant to the 1993 National Steel Corporation Long Term Incentive Plan ("Long Term Incentive Plan") and are designed to link executive compensation to the performance of the Company's Class B Common Stock share price. These awards also provide a retention incentive for participants.

   Effective as of February 14, 2000, the Compensation Committee and the Board of Directors granted long term incentive awards in the form of nonqualified stock options under the Long Term Incentive Plan to certain of the Company's executive officers. The amount of these awards was based primarily upon the median level of the long term incentive award for each executive officer position, as disclosed in compensation surveys reviewed by the Compensation Committee. The Compensation Committee also took into account its evaluation of the particular officer's responsibilities and performance. These stock options vest in one-third annual increments commencing on the first anniversary date of the initial grant. The exercise price for all options was equal to the market price of the Company's Class B Common Stock on the date of the grant. Thus, these awards reward executives only to the extent that the Company's Class B Common Stock share price increases over that market price. Mr. Yutaka Tanaka was awarded options to purchase 70,000 shares at an exercise price of $7.25 per share. Mr. Tanaka's stock option award was below the median grant value of long term incentive awards for his position, as disclosed in the compensation surveys reviewed by the Compensation Committee.

Benefits

   The Company's executive officers also participate in pension, perquisite, deferred compensation and other executive benefit programs. These programs are designed to be within competitive standards as defined by the practices of other major corporations.

Tax Treatment

   One factor which the Compensation Committee considers in establishing its compensation policies is the expected tax treatment to the Company and its executive officers of the various forms of compensation. Among other things, the Compensation Committee considers the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on the corporate deduction for compensation paid to executive officers. The deductibility of certain types of compensation may depend upon factors which are beyond the Compensation Committee's control, such as the timing of the executive officer's exercise of stock options or SARs and changes in law. Consequently, the Compensation Committee may not, in all cases, limit executive compensation to that amount which is deductible under Section 162(m) of the Code. The Compensation Committee will, however, consider methods of preserving the deductibility of compensation benefits to the extent that it is reasonably practicable and to the extent that it is consistent with the Compensation Committee's other compensation goals and objectives. In 2000, the Company was not affected by the limitations imposed by Section 162(m) of the Code.

   The Compensation Committee believes the Company's executive compensation policies and programs serve the interests of the stockholders and the Company. As the Company moves forward in its efforts to create stockholder value in the years ahead, the Compensation Committee will continue to review, monitor and evaluate the Company's policies and programs regarding executive compensation. The Compensation Committee intends to insure that these compensation policies and programs continue to support the Company's strategy, continue to be competitive in the marketplace to attract, retain and motivate the talent needed to succeed and appropriately reward the creation of value on behalf of the Company's stockholders.

                                          Compensation Committee

                                          Bruce K. MacLaury, Chairman
                                          Sotaro Wakabayashi

Executive Compensation

   The following table sets forth separately, for the fiscal years indicated, each component of compensation paid or awarded to, or earned by, each individual who served as Chief Executive Officer of the Company during the last fiscal year, and each of the other four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year (collectively referred to herein as the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                                                                Compensation
                                     Annual Compensation           Awards
                              --------------------------------- -------------
                                                                 Securities
                                                   Other Annual  Underlying    All Other
   Name and Principal                              Compensation Options/ SARs Compensation
        Position         Year Salary ($) Bonus ($)    ($)(1)       (#)(2)        ($)(3)
   ------------------    ---- ---------- --------- ------------ ------------- ------------
Yutaka Tanaka........... 2000  552,500          0     18,751       70,000        22,872
Chairman of the Board    1999  520,834          0     18,751       50,000        22,872
and                      1998  333,338    125,000     18,302       45,000        22,872
Chief Executive Officer
(4)

John A. Maczuzak........ 2000  422,920          0     12,287       50,000        26,936
President and            1999  395,830          0     12,287       45,000        36,529
Chief Operating Officer  1998  372,916     95,000          0       45,000        28,729

Glenn H. Gage........... 2000  313,750          0      8,675       35,000        19,600
Senior Vice President    1999  297,750          0    136,427       30,000        26,056
and                      1998  118,750     57,000      7,391       30,000        16,519
Chief Financial Officer
(5)

John F. Kaloski......... 2000  272,921          0      5,192       25,000        15,529
Senior Vice President    1999  250,008          0      5,192       20,000        20,643
Commercial and Planning  1998  104,170     50,000      5,192       30,000         9,801
(5)

Ronald J. Werhnyak...... 2000  243,754          0      5,695       20,000        14,689
Vice President, General  1999  229,129          0     13,191       20,000        26,287
Counsel and Secretary    1998  180,629     37,500     13,191       20,000         8,825
(6)

--------
(1) The amount shown represents amounts paid to the Named Executive Officer for reimbursement of taxes, except for Mr. Gage in 1999, where the amount shown represents $66,227 for reimbursement of taxes and $70,200 for certain relocation benefits.

(2) All grants shown were made pursuant to the Long Term Incentive Plan. In addition to the stock options shown in the table above, in February 1998, each of Messrs. Maczuzak and Werhnyak were granted SARs pursuant to the Long Term Incentive Plan in exchange for cancellation of an identical number of non-statutory stock options previously granted to him. The SARs had the same exercise price, exercise date and expiration date as the stock options which they replaced. Also, in October 1998, each of Messrs. Maczuzak and Werhnyak were granted non-statutory stock options pursuant to the Long Term Incentive Plan in exchange for cancellation of all remaining SARs previously granted to him. The stock options have the same exercise price, exercise date and expiration date as the SARs which they replaced.

(3) The amount shown for 2000 includes (a) the Company's contribution to the National Steel Retirement Savings Program for Messrs. Maczuzak, Gage, Kaloski and Werhnyak in the amounts of $5,750, $5,375, $3,750 and $5,113, respectively; (b) the dollar value of life insurance premiums paid by the Company on behalf of the Named Executive Officer for Messrs. Tanaka, Maczuzak, Gage, Kaloski and Werhnyak in the amounts of $22,872, $14,988, $10,581, $7,518 and $8,045, respectively; and (c) the Company's contribution to the Executive Deferred Compensation Plan for Messrs. Maczuzak, Gage, Kaloski and Werhnyak in the amounts of $6,198, $3,644, $4,261 and $1,531, respectively.

(4) Mr. Tanaka was appointed Vice Chairman of the Company on April 1, 1998 and Chairman of the Board and Chief Executive Officer on September 1, 1998. He resigned his position as Chairman of the Board and Chief Executive Officer on March 4, 2001.

(5) Mr. Gage and Mr. Kaloski became executive officers of the Company on August 1, 1998. Mr. Gage resigned his position as Senior Vice President and Chief Financial Officer on March 4, 2001.

(6) Mr. Werhnyak became an executive officer of the Company on December 16, 1998.

Stock Option/SAR Tables

   The following table contains information relating to stock options and SARs which were granted to the Named Executive Officers in 2000.

                           OPTION/SAR GRANTS IN 2000

                             Number of
                             Securities     Percent of Total Options Exercise or Base
                         Underlying Options   Granted To Employees        Price       Expiration Grant Date Present
      Name                 Granted (#)(1)        in Fiscal Year        ($/Share)(2)      Date       Value ($)(3)
      ----               ------------------ ------------------------ ---------------- ---------- ------------------
Yutaka Tanaka...........       70,000                 14.0%               $7.25        2/14/10        $255,500
John A. Maczuzak........       50,000                 10.0                 7.25        2/14/10         182,500
Glenn H. Gage...........       35,000                  7.0                 7.25        2/14/10         127,750
John F. Kaloski.........       25,000                  5.0                 7.25        2/14/10          91,250
Ronald J. Werhnyak......       20,000                  4.0                 7.25        2/14/10          73,000

--------
(1) These grants represent nonqualified stock options to purchase shares of the Company's Class B Common Stock which were granted under the Long Term Incentive Plan. The options become exercisable in annual one third increments commencing one year from the date of the initial grant. The options can be exercised only while the optionee is in the employ of the Company; however, in the event that termination of employment is by reason of retirement, permanent disability or death, the options may be exercised in whole or in part within 24 months of the date of any such occurrence, to the extent they have vested as described in the Long Term Incentive Plan. In the event of a change in control, as defined in the Long Term Incentive Plan, all options become immediately exercisable unless provided otherwise at the time of grant of such options.

(2) The exercise price for these stock option grants was equal to the fair market value of the Class B Common Stock on the grant date.

(3) The grant date present value was determined using the Black-Scholes valuation methodology. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option or SAR. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option or SAR is exercised so that there is no assurance the value realized by an individual will be at or near the value estimated by the Black-Scholes model. The following assumptions were made when applying the Black-Scholes valuation methodology to these grants: (a) expected volatility: 59.20% ; (b) expected dividend yield: 2.91%; (c) expected risk free rate of return: 6.68%; (d) expected timing of exercise: 10 years; and
    (e) Black-Scholes ratio: 50.34%.

   The following table sets forth certain information concerning options to purchase the Company's Class B Common Stock and SARs which were exercised by the Named Executive Officers during 2000 and the value of unexercised options and SARs held by the Named Executive Officers as of December 31, 2000.

                  AGGREGATED OPTION/SAR EXERCISES IN 2000 AND
                      DECEMBER 31, 2000 OPTION/SAR VALUES

                                                        Number of Securities      Value of Unexercised
                                                       Underlying Unexercised         In-the-Money
                                                           Options/SARs at           Options/SARs at
                                                      December 31, 2000 (#)(1)  December 31, 2000 ($)(2)
                         Shares Acquired    Value     ------------------------- -------------------------
      Name               on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
      ----               --------------- ------------ ----------- ------------- ----------- -------------
Yutaka Tanaka...........         0             0         46,667      118,333          0            0
John A. Maczuzak........         0             0        100,000       95,000          0            0
Glenn H. Gage...........         0             0         30,000       65,000          0            0
John F. Kaloski.........         0             0         26,667       48,333          0            0
Ronald J. Werhnyak......         0             0         22,799       40,001          0            0

--------
(1) All unexercised instruments are stock options.

(2) There were no in-the-money stock options held by the Named Executive Officers at December 31, 2000 because the exercise prices of all unexercised stock options exceeded the market price of the Company's Class B Common Stock of $1 3/16 per share on December 31, 2000.

Pension Plans

   The following table shows the annual benefits payable under the Company's qualified defined benefit pension plan along with the non-qualified defined pension plans, which provide for the payment of retirement benefits in excess of certain maximum limitations imposed by the Internal Revenue Code. The amounts shown are approximate benefits payable as a straight life annuity for an employee retiring in 2001 at age 65, computed at various levels of average compensation and years of service at retirement.

                              PENSION PLAN TABLE

     Average Annual                                 Years of Service
 Eligible Compensation   -----------------------------------------------------------------------
  Preceding Retirement      10       15       20       25       30       35       40       45
 ---------------------   -------- -------- -------- -------- -------- -------- -------- --------
$  100,000.............. $ 13,500 $ 20,000 $ 26,500 $ 33,000 $ 40,000 $ 46,500 $ 53,000 $ 59,500
   150,000..............   20,500   30,500   40,500   51,000   61,000   71,000   81,500   91,500
   200,000..............   27,500   41,000   55,000   68,500   82,000   96,000  109,500  123,500
   250,000..............   34,500   51,500   69,000   86,000  103,500  120,500  138,000  155,000
   300,000..............   41,500   62,500   83,000  104,000  124,500  145,500  166,000  187,000
   350,000..............   48,500   73,000   97,500  121,500  146,000  170,000  194,500  219,000
   400,000..............   55,500   83,500  111,500  139,500  167,000  195,000  223,000  250,500
   450,000..............   63,000   94,000  125,500  157,000  188,500  219,500  251,000  282,500
   500,000..............   70,000  105,000  139,500  174,500  209,500  244,500  279,500  314,500
   600,000..............   84,000  126,000  168,000  210,000  252,000  294,000  336,000  378,000
   700,000..............   98,000  147,000  196,500  245,500  294,500  343,500  392,500  441,500
   800,000..............  112,500  168,500  224,500  281,000  337,000  393,000  449,000  505,500
   900,000..............  126,500  189,500  253,000  316,000  379,500  442,500  506,000  569,000
 1,000,000..............  140,500  211,000  281,000  351,500  422,000  492,000  562,500  632,500

   Eligible compensation covered by the Company's retirement plans includes the eligible employee's base salary, before reduction for any salary deferral agreements, and MICP awards paid for the sixty highest consecutive months during the last ten years of employment. Benefits paid under the Company's plans are not subject to reduction for social security payments received by the Company's executive officers.

   MICP awards are shown in the bonus column of the Summary Compensation Table in the year in which they were earned. Eligible compensation under the retirement plans includes the bonus in the year in which the payment was made and, as such, MICP awards earned in a particular year are included in the following year as eligible compensation under the retirement plans.

   The table below shows for each of the Named Executive Officers (a) the years of service under the retirement plans as of December 31, 2000, and (b) the amount of eligible compensation under the retirement plans for 2000:

                                                           Years of   Eligible
       Name                                                Service  Compensation
       ----                                                -------- ------------
     Yutaka Tanaka........................................    2.75    $552,500
     John A. Maczuzak.....................................   4.667     422,920
     Glenn H. Gage........................................  2.4167     313,750
     John F. Kaloski......................................  2.4167     272,921
     Ronald J. Werhnyak...................................  8.4167     243,754

Employment Contracts

   The Company has entered into employment contracts ("Contracts") with certain executives, including the Named Executive Officers identified below. Set forth below is a summary of certain terms of the Contracts applicable to such Named Executive Officers.

   The Contract with Mr. Yutaka Tanaka, who terminated his employment with the Company for "good reason" effective as of March 4, 2001, provides for certain post termination covenants including non-disclosure, non-solicitation of employees, cooperation during a transition period and release of employment claims. The Contract with Mr. Tanaka also provides for certain payments and benefits upon termination of Mr. Tanaka's employment. Because Mr. Tanaka terminated his employment for "good reason", he is entitled to special termination benefits consisting of: (i) a severance payment equal to 50% of his annual base salary; (ii) an incentive compensation payment for the year of termination equal to his target incentive compensation percentage multiplied by his then current base salary, pro-rated to reflect the part of the year completed before termination; (iii) continued stock option vesting and exercisability for a five year period; and (iv) a two year continuation of health care and certain other employee benefits on the same basis as if he had remained an employee for such period. During the benefit continuation period, Company provided employee benefits will be secondary to any benefits provided under an NKK sponsored benefit plan, or any Japanese government benefit plan or other available benefit plan. The Contract also provides that the Company will reimburse Mr. Tanaka for expenses incurred in seeking in good faith to enforce his Contract.


   The Contract with Mr. Maczuzak provides for non-competition subsequent to termination of employment by the executive without "good reason" for a period of two years. The Contract with Mr. Maczuzak also provides other post termination covenants including non-disclosure, non-solicitation of employees, cooperation during a transition period and release of employment claims. The Contract had an initial term ending July 1, 1998 and is subject to automatic month-to-month extensions unless either party elects not to extend the term. Prior to the date the executive reaches age 65, an election by the Company not to extend the term of the Contract will automatically result in a termination of employment without "cause". The Contract provides that (i) the executive's annual base salary under his Contract shall be equal to the base salary in effect on the date of the Contract, subject to adjustment from time to time,
(ii) his annual target incentive compensation opportunity shall be equal to at least 40% of his base salary and (iii) any reduction in the executive's then current base salary or target incentive opportunity constitutes "good reason" for termination of the Contract by the executive.

   The Contract with Mr. Maczuzak provides for certain payments and benefits upon termination of employment. If employment terminates for any reason on or after age 65, or due to death or disability, the executive will receive a payment equal to the average incentive compensation paid to the executive in the three preceding years or, if greater, the executive's target incentive compensation percentage multiplied by his then current base salary, in each case pro-rated to reflect the part of the year completed before termination. If employment is terminated by the Company without "cause" or by the executive for "good reason" before the executive reaches age 64, Mr. Maczuzak would be entitled to special termination benefits consisting of: (i) a severance payment equal to two times the executive's annual base salary, a pro-rata incentive compensation payment for the year of termination plus, if such termination follows a change of control, an additional amount equal to two times the average incentive compensation paid to the executive in the three preceding years or, if greater, the executive's target incentive compensation amount based on the formula applied in the case of death or disability; (ii) continued stock option vesting and exercisability for a two year period; (iii) outplacement services; and (iv) a two year continuation of health care and certain other employee benefits on the same basis as if the executive had remained an employee for such period. During the benefit continuation period, Company provided health care benefits would be secondary to any health care benefits provided under another employer provided plan. If a qualifying termination occurs after Mr. Maczuzak reaches age 64, the two year severance and two year benefit continuation periods are reduced to one year, and if a qualifying termination occurs after the executive reaches age 65, there is no severance payment and no benefit continuation period.

   The Contract with Mr. Maczuzak also provides that, in the event of a change of control, the benefits provided under the various Company plans and programs may not be less favorable than those provided at any time during the 120 day period immediately preceding the change of control. If a termination by the Company without "cause" or by the executive for "good reason" follows a change of control, then, in addition to the special termination benefits described above, a lump sum cash payment equal to the actuarially equivalent value of non-qualified unfunded retirement benefits will be paid to the executive. If payments under the Contract following a change in control are subject to excise tax, the Company will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. The Contract also provides that the Company will reimburse the executive for expenses incurred in seeking in good faith to enforce his Contract.

   The Contract with Mr. Gage, who terminated his employment with the Company under circumstances constituting a "constructive discharge" effective as of March 4, 2001, provides for certain post termination covenants, including non-disclosure, non-solicitation of employees, no unfavorable publicity and cooperation during a transition period. The Contract with Mr. Gage also provides for certain payments and benefits upon termination of Mr. Gage's employment. Because Mr. Gage terminated his employment under circumstances constituting a "constructive discharge," and he executed a Release of any claims against the Company, Mr. Gage is entitled to receive (i) a lump sum payment equal to two times his annual base salary, (ii) outplacement services and (iii) a one year continuation of health care benefits on the same basis as if he had remained an employee for such period. The Contract also provides that disputes will be resolved through arbitration, and the Company will be responsible for all the fees and expenses of the arbitration (including Mr. Gage's reasonable attorney's fees) if Mr. Gage prevails on any material issue which is the subject of arbitration.

   The Contract with Mr. Kaloski provides for non-competition for a period of one year subsequent to a voluntary termination of employment by the executive under circumstances that do not constitute a "constructive discharge". The Contract also provides other post termination covenants including non-disclosure, non-solicitation of employees, no unfavorable publicity and cooperation during a transition period. The Contract has an initial term ending July 31, 2002. The Contract provides that (i) the executive's annual base salary under his Contract shall be equal to at least $250,000, and (ii) his annual target incentive compensation opportunity shall be equal to at least 40% of his base salary.

   The Contract with Mr. Kaloski provides for certain payments and benefits upon termination of employment. If employment is terminated by the Company without "cause" or by the executive due to a "constructive discharge", the executive would be entitled to receive: (i) a lump sum payment equal to the executive's annual base salary (two times the annual base salary if the executive executes a Release of any claims against the Company); (ii) outplacement services; and
(iii) a one year continuation of health care benefits on the same basis as if the executive had remained an employee for such period.

   The Contract with Mr. Kaloski also provides that, in the event of a change of control, the benefits provided under the various Company plans and programs may not be less favorable than those provided at any time during the 120 day period immediately preceding the change of control. If, within two years following a change of control, the executive's employment is terminated by the Company without "cause" or by the executive due to a "constructive discharge", the executive is entitled to receive, in addition to the payments and benefits described in the preceding paragraph, (i) an amount equal to the average incentive compensation paid to the executive in preceding years during the Contract term or, if greater, the executive's target incentive compensation percentage multiplied by his then current base salary (two times either such amount if the executive executes a Release of any claims against the Company); and (ii) a lump sum cash payment equal to the actuarially equivalent value of non-qualified unfunded retirement benefits to which the executive is entitled. If payments under the Contract following a change in control are subject to excise tax, the Company will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. The Contract also provides that disputes will be resolved through arbitration, and the Company will be responsible for all of the fees and expenses of the arbitration (including the executive's reasonable attorney's fees) if the executive prevails on any material issue which is the subject of the arbitration.

   The Contract with Mr. Werhnyak also provides for non-competition for a period of one year subsequent to a voluntary termination of employment by the executive under circumstances that do not constitute a "constructive discharge." In addition, the Contract provides other post-termination covenants including non-disclosure, non-solicitation of employees or customers, no unfavorable publicity and cooperation during a transition period. The Contract has an initial term ending February 28, 2003, but will be extended for successive one-year periods unless terminated by written notice from either party not less than 60 days prior to any scheduled expiration date. Notice of termination of the Contract, if given by the Company, will constitute "constructive discharge." The Contract provides that (i) the executive's annual base salary shall be equal to the base salary in effect on the date of the Contract, subject to adjustment from time to time; (ii) his annual target incentive compensation opportunity shall be provided in accordance with short-term incentive compensation programs offered by the Company from time to time for its senior level executives; and (iii) any reduction in the executive's then current base salary, target incentive opportunity or other benefits constitutes "constructive discharge."

   The Contract with Mr. Werhnyak provides for certain payments and benefits upon termination of employment. If employment is terminated by the Company without "cause" or by the executive due to a "constructive discharge," the executive would be entitled to receive: (i) a lump sum payment equal to 1.75 times the executive's annual base salary; (ii) a lump sum payment equal to
1.75 times the greater of (A) the average annual incentive compensation paid to the executive in the three preceding years or (B) the executive's target incentive compensation percentage multiplied by his then current base salary;
(iii) a lump sum payment of all amounts accrued to the executive under the Executive Deferred Compensation Plan, whether or not otherwise forfeitable;
(iv) executive outplacement services at a cost not to exceed thirty percent of annual base salary; (v) a one-year continuation of health care and other benefits on the same basis as if the executive had remained an employee for such period; (vi) supplemental retirement benefits in an amount sufficient to provide the executive with retirement benefits from all Company sources equal to the pension provided under the National Steel Corporation Retirement Program, unreduced for early commencement and based on service of not less than 10 years, with an option at the Executive's election to receive a portion of those payments in the form of an actuarially equivalent lump sum if his actual service at the time of termination is fewer than 10 years; (vii) retiree health care coverage; and (viii) continued stock option vesting and exercisability for a two-year period. If payments under the Contract following a change in control of the Company are subject to excise tax, the Company will make a gross-up payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. All payments and other benefits under the Contract are expressly conditioned on the executive's execution of a Release of any claims against the Company. The Contract also provides that disputes will be resolved through arbitration, and the Company will be responsible for all of the fees and expenses of the arbitration (including the executive's reasonable attorney's fees) if the executive prevails on any material issue which is the subject of the arbitration.

                SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

   The following table sets forth the number of shares of the Company's Class B Common Stock and the number of shares of common stock of NKK beneficially owned by each of the Company's directors, nominees for director and Named Executive Officers and by the Company's directors and executive officers as a group as of March 1, 2001 in the case of the Company's Class B Common Stock and as of December 31, 2000 in the case of NKK common stock. None of the Company's directors, nominees for director or Named Executive Officers beneficially owned any shares of the Company's Class A Common Stock. Except as otherwise indicated, each director, nominee for director or Named Executive Officer had sole voting and investment power with respect to any shares beneficially owned.

                                                   Class B Common Stock of
                          NKK Corporation Stock            Company
                         ----------------------- -------------------------------
                          Number of               Number of
                            Shares                  Shares
                         Beneficially Percent of Beneficially     Percent of
Name                      Owned (1)     Class     Owned (2)         Class
----                     ------------ ---------- ------------     ----------
Arthur H. Aronson.......         0         0             0              0
Edsel D. Dunford........         0         0        18,167              *
Mitsuoki Hino...........    30,000         *         1,833              *
Frank J. Lucchino.......         0         0         4,601              *
Bruce K. MacLaury.......         0         0         4,167              *
Mineo Shimura...........    11,000         *         3,667              *
Hisashi Tanaka..........    26,000         *         3,167              *
Yutaka Tanaka...........    37,104         *       101,667              *
Akira Uemura............     8,120         *             0              0
Sotaro Wakabayashi......     5,200         *         1,833              *
John A. Maczuzak........         0         0       153,583(3)(4)        *
Glenn H. Gage...........         0         0        61,667(5)           *
John F. Kaloski.........         0         0        46,167              *
Ronald J. Werhnyak......         0         0        39,220(3)           *
All directors and
 executive officers
 as a group (21
 persons)...............   117,424         *       592,364(3)        3.09%

--------
* Less than 1% of the outstanding shares on March 1, 2001 in the case of the Company's Class B Common Stock and on December 31, 2000 in the case of NKK common stock.

(1) NKK Corporation stock can be voted in units of 1,000 shares only, and units of less than 1,000 shares have no voting power. In addition, Messrs. Hino, Hisashi Tanaka, Uemura and Wakabayashi have no voting power with respect to 1,134, 1,473, 8,938 and 4,511 shares of NKK Corporation stock, respectively, owned by them which are held by the trustee of NKK Corporation's employee stock ownership program.

(2) Includes shares which the individual has the right to acquire through the exercise of stock options which are exercisable within 60 days of March 1, 2001 in the following amounts: for Mr. Dunford 3,167 shares; for Mr. Hino 1,833 shares; for Mr. Lucchino 4,501 shares; for Mr. MacLaury 4,167 shares; for Mr. Shimura 3,667 shares; for Mr. Hisashi Tanaka 3,167 shares; for Mr. Yutaka Tanaka 101,667 shares; for Mr. Wakabayashi 1,833 shares; for Mr. Maczuzak 146,667 shares; for Mr. Gage 51,667 shares; for
    Mr. Kaloski 41,667 shares; for Mr. Werhnyak 36,133 shares; and for all directors and executive officers as a group 521,800 shares.

(3) Includes shares held by the trustee of the Company's Salaried Employees Retirement Savings Program as of December 31, 2000 in the following amounts: for Mr. Maczuzak 3,416 shares, for Mr. Werhnyak 1,087 shares and for all directors and executive officers as a group 34,664 shares.

(4) Includes 3,500 shares owned by Mr. Maczuzak's spouse.

(5) Includes 5,000 shares owned by a trust of which Mr. Gage and his spouse are co-trustees and Mr. Gage's spouse is the beneficiary and 5,000 shares owned by a trust of which Mr. Gage and his spouse are co-trustees and Mr. Gage is the beneficiary.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who owned greater than 10% of a class of the Company's equity securities to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that Forms 5 were not required, the Company believes that all Section 16(a) filing requirements with respect to its executive officers and directors were met, except that three Forms 3 were filed late to report the election of Stephen G. Denner as Vice President--Research and Technology of the Company, Michael D. Gibbons as Vice President and General Manager-- Granite City Division and Daniel B. Joeright as Vice President and General Manager--Regional Division.

             ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

   The following table sets forth the only holders known to the Company to beneficially own more than 5% of the Company's Class A Common Stock or Class B Common Stock as of March 1, 2001, unless otherwise indicated. The information contained in this table is based upon the statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

                                                            Percent   Percent of Total
Name and Address of        Number of Shares    Class of    of Class     Common Stock
Beneficial Owner          Beneficially Owned Common Stock Outstanding   Outstanding
-------------------       ------------------ ------------ ----------- ----------------
NKK U.S.A. Corporation..      22,100,000(1)    Class A      100.00%        53.53%
 1013 Centre Road
 Wilmington, Delaware
 19805-1297

Donald Smith & Co.,            2,692,400(2)    Class B       14.03%         6.52%
 Inc....................
 East 80, Rte. 4
 Suite 360
 Paramus, New Jersey
 07652

Dimensional Fund               1,535,175(3)    Class B        8.00%         3.72%
 Advisors Inc...........
 1299 Ocean Avenue
 11th Floor
 Santa Monica,
 California 90401

--------
(1) NKK has sole voting and investment power with respect to all shares of Class A Common Stock. As reported in a Schedule 13D dated February 13, 1995 filed with the Securities and Exchange Commission, NKK had sole voting and investment power with respect to 22,100,000 shares of Class B Common Stock listed as beneficially owned as a result of its ownership of Class A Common Stock convertible into an equal number of shares of Class B Common Stock.

(2) According to a Schedule 13G dated February 1, 2001 filed with the Securities and Exchange Commission, Donald Smith & Co., Inc. reported that it had sole voting power and sole dispositive power with respect to 2,692,400 shares.

(3) According to a Schedule 13G dated February 2, 2001 filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. reported that it had sole voting power and sole dispositive power with respect to 1,535,175 shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Effective May 1, 1995, the Company entered into an Agreement for the Transfer of Employees with NKK, the term of which has been extended through the calendar year 2001. Pursuant to the terms of this Agreement, technical and business advice is provided through NKK employees who are transferred to the employ of the Company. The Company is obligated to reimburse NKK for the costs and expenses incurred by NKK in connection with the transfer of these employees, subject to an agreed upon cap. The cap was $7 million during 2000 and will remain at the same amount in 2001. The Company incurred expenditures of approximately $6.7 million under this Agreement during 2000. In addition, the Company paid approximately $0.2 million to NKK for various other engineering services provided by NKK during 2000.

   On October 23, 1998, the Company entered into a Turnkey Engineering and Construction Contract with NKK Steel Engineering, Inc. ("NKK SE"), a subsidiary of NKK, to design, engineer, construct and install a continuous galvanizing facility at the Company's Great Lakes Division in Ecorse, Michigan. The purchase price payable by the Company to NKK SE for the facility is approximately $150 million. During 2000, $32.2 million was paid to NKK SE relating to this contract. At December 31, 2000, $0.2 million was included in accounts payable net of a $3.3 million retention. On November 29, 2000, the Company entered into an agreement with NKK SE relating to the final settlement of outstanding claims under the Construction Contract. This agreement requires that all amounts relating to the completion of the Turnkey Engineering and Construction Contract be billed and paid by April 2, 2001, with the exception of $3.1 million which will be withheld pending the resolution of certain legal matters related to a subcontractor. The Company expects to pay an additional $1.1 million to NKK SE during the first quarter of 2001 relating to these agreements.

   Effective as of February 16, 2000, the Company entered into a Steel Slab Products Supply Agreement with NKK, the initial term of which extends through December 31, 2000 and will continue on a year to year basis thereafter until terminated by either party on six months notice. Pursuant to the terms of this Agreement, the Company will purchase steel slabs manufactured by NKK at a price determined in accordance with a formula set forth in the Agreement. The quantity of slabs to be purchased is negotiated on a quarterly basis. The Company purchased $26.2 million of slabs under this agreement during 2000 and has committed to purchase approximately $18 million of slabs produced by NKK during 2001. During 2000, the Company also purchased from trading companies in arms' length transactions at competitively bid prices $4.0 million of slabs produced by NKK.

   During 2000, the Company purchased from a trading company, in arms' length transactions at competitively bid prices, approximately $5.5 million of finished coated steel produced by NKK.

   On May 25, 2000, the Company entered into a Cooperation Agreement on Research and Development and Technical Assistance with NKK Corporation with an initial term of five years. The Cooperation Agreement allows either party to make available to the other party technical assistance and consulting services relating to research and development on existing and future steel products and relevant technology. No amounts were paid or received pursuant to the Cooperation Agreement during 2000.

   On February 28, 2001, the Company entered into a Subordinated Credit Agreement with NUF LLC ("NUF"), a wholly owned subsidiary of NKK, pursuant to which NUF agreed to provide a $100 million revolving credit facility to the Company. This loan is secured by a junior lien on the Company's inventory and certain unsold receivables and has a scheduled termination date of February 25, 2002.

   In March of 2001, the Company approved the purchase of a Laser Ablation ICP Analysis System from NKK at an estimated total cost of $600,000. This system will be used by the Company at its Great Lakes Division for the analysis of steel defects.

   All transactions between the Company and NKK and its affiliates which are described above have been unanimously approved by all directors of the Company who were not then, and never have been, employees of NKK.

   During 2000, the Company paid cash dividends of $0.21 per share on both the Class A Common Stock owned by NKK USA Corporation and on its Class B Common Stock. Aggregate dividends paid to NKK USA Corporation during 2000 were approximately $4.6 million.

                          COMPARISON OF TOTAL RETURN

   The chart below compares the Company's total stockholder return on its Class B Common Stock for the period beginning December 31, 1995 and ending December 31, 2000, with the cumulative return of (i) the Standard & Poor's Composite 500 stock index and (ii) a peer group consisting of the U.S. Steel Group of USX Corporation, Bethlehem Steel Corporation, LTV Corporation and AK Steel Holding Corporation ("Peer Group"). The Peer Group consists of the four largest domestic integrated steel producers with which the Company competes.

   The comparisons in this graph assume an investment of $100 on December 31, 1995 in Class B Common Stock of the Company, the Standard & Poor's Composite 500 stock index and the Peer Group. Cumulative total returns are calculated assuming reinvestment of dividends, and the peer group indexes are weighted to reflect the market capitalization of the index members. These comparisons are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.

                         TOTAL RETURN TO STOCKHOLDERS
                 NATIONAL STEEL CORPORATION: 12/31/95-12/31/00

                              [PERFORMANCE GRAPH]

Company/Index              12/31/95 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00
-------------              -------- -------- -------- -------- -------- --------
National Steel............   100      71.84    89.79    56.95    61.76    10.27
S&P 500...................   100     122.96   163.98   210.84   255.21   231.96
Peer Group................   100      93.07    89.28    78.64    87.88    43.71

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

   On February 5, 2001, the Board of Directors appointed Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2001, subject to ratification of such appointment at the 2001 Annual Meeting of Stockholders.

   Set forth below are the following amounts billed to the Company by Ernst &
Young: (A) the aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ending December 31, 2000 and for the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year, (B) the aggregate fees billed during the fiscal year ending December 31, 2000 for professional services related to financial information systems design and implementation, and (C) the aggregate fees billed during the fiscal year ending December 31, 2000 for services other than those described in (A) and (B).

                                 (B) Financial Information
                                    Systems Design and
       (A) Audit Fees               Implementation Fees               (C) Other Fees
       --------------            -------------------------            --------------
         $1,027,000                         $0                           $460,000

   Other Fees of $460,000 include fees of $332,000 for audit related services and $128,000 for non-audit related services. Audit related services generally include pension, employee benefit plan and statutory audits, services in connection with business acquisitions, accounting consultations, internal audit services and work on SEC registration statements.

   Ratification of the appointment requires the favorable vote of a majority of the voting power of the outstanding shares of Common Stock present at the meeting and constituting a quorum. If the stockholders do not ratify this appointment, the selection of the independent auditors will be reconsidered by the Board of Directors.

   Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

   The Board of Directors unanimously recommends a vote FOR the appointment of Ernst & Young LLP as auditors.

                           PROPOSALS OF STOCKHOLDERS

   In order to be considered for inclusion in the Company's proxy statement and proxy for the Annual Meeting of Stockholders to be held in 2002, proposals of stockholders pursuant to Securities and Exchange Commission Rule 14a-8 intended to be presented at the 2002 Annual Meeting must be received in writing by the Secretary of the Company no later than December 7, 2001 and otherwise meet the requirements of that rule.

   Written notice of shareholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2002 Annual Meeting must be received by the Company on or before February 20, 2002 in order to be considered timely for purposes of Rule 14a-4. The persons designated in the Company's proxy statement shall be granted discretionary authority to vote with respect to any shareholder proposal of which the Company does not receive timely notice.

                                 OTHER MATTERS

   The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters do come before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

                                   By order of the Board of Directors,

                                   /s/ Ronald J. Werhnyak
                                   Ronald J. Werhnyak
                                   Vice President, General Counsel and
                                    Secretary

April 6, 2001
Mishawaka, Indiana

                                                                     APPENDIX A

                        CHARTER OF THE AUDIT COMMITTEE
                         OF NATIONAL STEEL CORPORATION

I. Authority

   The Audit Committee ("Committee") of National Steel Corporation ("Corporation") is established, pursuant to Section 18 of the Bylaws of the Corporation, to assist the Board of Directors ("Board") in fulfilling its oversight responsibilities by monitoring the Corporation's financial reporting processes, including its system of internal controls over financial operations and books and records.

II. Membership

   The Committee shall be comprised of not less than three members of the Board. The Board shall select each member and designate the Committee's Chair, who shall be one of its members. Members of the Committee shall serve for one year or until their successors are duly elected and qualified. The Committee shall be composed of directors of the Corporation who meet the independence requirements of the Rules of the New York Stock Exchange ("NYSE") or the exceptions to such requirements in those rules.

   Each member of the Committee shall be financially literate, as such qualification is interpreted by the Corporation's Board in its business judgment, in accordance with the Rules of the NYSE. In addition, at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment, in accordance with the Rules of the NYSE.

   The duties and responsibilities of a member of the Committee contained herein shall be in addition to those required for a member of the Board.

III. Responsibilities

   In carrying out its responsibilities, the Committee shall report directly to the Board; provide a direct and open avenue of communication among the Corporation's independent accountants, management, Department of Internal Audit and the Board; and monitor the Corporation's financial reporting processes, including its internal control systems and books and records.

   The Board recognizes that the Committee's job is one of oversight and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the Corporation's independent accountants are responsible for auditing those financial statements. Additionally, the Board recognizes that management of the Corporation are full-time employees of the Corporation and have more knowledge and more detailed information on the Corporation than do Committee members. Further, the Board recognizes that the independent accountants perform an examination of the Corporation's annual financial statements, including a review of its internal control systems and books and records, as well as the Corporation's quarterly financial statements. Consequently, in carrying out its oversight responsibilities, the Board recognizes that the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the work of the Corporation's independent accountants.

   Some specific responsibilities consistent with the Committee's role as stated above include:

     1. Discussing with the Corporation's independent accountants their ultimate accountability to the Board and the Committee.

     2. Reviewing and reassessing this Charter of the Committee ("Charter") on an annual basis and, as appropriate, recommending changes in the Charter to the Board.

     3. Reviewing the performance of the Corporation's independent accountants and making recommendations to the Board on selection or replacement of the Corporation's independent accountants.

     4. Approving or ratifying the fees and other compensation to be paid to, and the range and cost of audit and non-audit services performed by, the Corporation's independent accountants.

     5. Assuring that the Corporation's independent accountants submit at least annually to the Committee a formal written statement delineating all relationships between the independent accountants and the Corporation; engaging in a dialogue with the Corporation's independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants; and, as appropriate, recommending that the Board take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

     6. Periodically consulting with the Corporation's independent accountants and Department of Internal Audit, out of the presence of the Corporation's management, about the Corporation's internal control system and books and records.

     7. Arranging for the Corporation's independent accountants to be available to the full Board at least annually to help provide a basis for the Board to select the independent accountants for the Corporation and to discuss any other appropriate matters.

     8. Meeting with the independent accountants, without management present and also, if necessary, with management present, and monitoring:

    . the scope and fee of the engagement, including approving or ratifying the independent accountants' annual engagement letter;

    . the Corporation's financial reporting, including reviewing and discussing the audited annual financial statements and quarterly unaudited financial statements with management. In addition, the Committee shall discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 ("SAS No. 61") and Statement on Auditing Standards No. 71, as may be modified or supplemented;

    . results of the audit; and

    . the independent accountants' annual audit plans, reports, management letters and management's reply.

     9. Monitoring the Corporation's system of internal controls and books and records with respect to related party transactions.

     10. Meeting with the Chairman of the Board and other senior members of management, at their or the Committee's request, in connection with carrying out the Committee's oversight responsibilities.

     11. Reviewing with the General Counsel, and outside counsel as the Committee deems appropriate, legal and regulatory matters that could have a material impact on the Corporation's financial statements, internal controls or books and records.

     12. Reviewing any request by management for consulting or any other services to be performed by any accounting consultants, including the Corporation's independent accountants.

     13. Monitoring management's compliance with the Corporation's Code of Ethical Business Conduct.

     14. Meeting with the Department of Internal Audit, without management present and also, if necessary, with management present, to monitor the internal audit function of the Corporation, including its budget, staffing needs, work assignments, plans, policies and reports, as well as concurring in the appointment or replacement of the Director of the Department.

     15. Following completion of the Corporation's annual audit, discussing separately with the Corporation's management, the independent accountants and Department of Internal Audit any restrictions on the scope of the audit or cooperation, the nature and extent of any significant changes in accounting principles or their application, and the schedule of any audit differences.

     16. Conducting special reviews into any matters within the Committee's scope of responsibilities and reporting the results, with any appropriate recommendations to the Board. The Committee shall have the authority to select and retain its own counsel, consultants, accountants and other experts to assist it in conducting such special reviews or otherwise fulfilling its oversight responsibilities.

     17. Maintaining minutes and other records of meetings and activities of the Committee.

     18. Including in the Corporation's proxy or information statements relating to annual meetings of shareholders at which directors are to be elected (or special meetings or written consents in lieu of such meetings), a report of the Committee pursuant to the SEC's regulations for such reports which require that the report state whether or not the Committee
  (1) "has reviewed and discussed the audited financial statements with management," (2) "has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified or supplemented," (3) "has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountants the independent accountants' independence," and (4) based on the review and discussions referred to above, "recommended to the [Board] that the audited financial statements be included in the [Corporation's] Annual Report on Form 10-K . . . for the last fiscal year" for filing with the SEC.

     19. Performing any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

IV. Committee Meetings

   The Committee shall meet at least quarterly, or more frequently as it deems appropriate to carry out its oversight responsibilities. The Committee shall establish an agenda for each meeting. The Committee may ask representatives of the Corporation's management and/or others to attend Committee meetings and to provide pertinent information as appropriate.

   The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

V. Report to the Board of Directors

   The Committee shall meet with the Board at each regularly scheduled Board meeting, or such additional times as the Committee deems appropriate, to discuss the status of its work. The Committee will provide the Board with a report of its activities following each meeting of the Committee at the next regularly scheduled meeting of the Board, or sooner depending on the circumstances. Further, the Committee will keep the Chairman of the Board advised of significant matters on a current basis in between meetings.

VI. Access to the Corporation and Resources

   The Committee shall have access to all Corporation books, records, facilities and personnel needed to perform its responsibilities, including meetings with the independent accountants, Department of Internal Audit, Office of General Counsel and any other personnel deemed necessary. The Committee shall be provided the resources necessary to discharge its responsibilities.

VII. Certification

   This Charter of the Audit Committee, as amended, was duly approved and adopted by the Board on the 13th day of June, 2000.

                                          /s/ Ronald J. Werhnyak
                                          _____________________________________
                                          Secretary

                          Please mark your vote as indicated in this example [X]

1. ELECTION OF DIRECTORS                                  NOMINEES:   Arthur H. Aronson      Edsel D. Dunford     Mitsuoki Hino
                                                                      Frank J. Lucchino      Bruce K. MacLaury    Mineo Shimura
    FOR all nominees            WITHHOLD                              Hisashi Tanaka         Akira Uemura         Sotaro Wakabayashi
   listed to the right         AUTHORITY
    (except as marked   to vote for all nominees          (Instruction: To withhold authority to vote for any individual nominee,
     to the contrary)      listed to the right            write that nominee's name on the space provided below.)

          [_]                      [_]                    --------------------------------------------------------------------------

2. Ratification of the appointment of Ernst & Young LLP   3. In their discretion, the Proxies are authorized to vote upon such other
   as the Company's independent auditors for 2001            business as may properly come before the meeting.

        FOR      AGAINST     ABSTAIN

        [_]        [_]         [_]

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated _________________________, 2001

_____________________________________
            (Signature)

______________________________________
     (Signature if held jointly)

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                          /\ FOLD AND DETACH HERE /\




                               ADMISSION TICKET

                                Annual Meeting
                                      of
                    National Steel Corporation Stockholders

                              Monday, May 7, 2001
                                  10:00 a.m.
                               The Regent Hotel
                                55 Wall Street
                              New York, New York


                                    Agenda

                . Election of Directors
                . Ratification of the appointment of independent auditors . Discussion on matters of current interest
                . Question and Answer Session

PROXY

                          NATIONAL STEEL CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints John A. Maczuzak and Ronald J. Werhnyak the proxies, each with power to act alone and with power of substitution, and hereby authorizes them to represent and vote, all shares of Class B Common Stock of National Steel Corporation which the undersigned is entitled to vote at the Annual Meeting to be held May 7, 2001 or any adjournment thereof as designated herein and, in their discretion, upon such other matters as may properly come before the meeting.


      (Continued, and to be marked, dated and signed, on the other side)




                          /\ FOLD AND DETACH HERE /\

                          Please mark your vote as indicated in this example [X]

1. ELECTION OF DIRECTORS                                  NOMINEES:   Arthur H. Aronson      Edsel D. Dunford     Mitsuoki Hino
                                                                      Frank J. Lucchino      Bruce K. MacLaury    Mineo Shimura
    FOR all nominees            WITHHOLD                              Hisashi Tanaka         Akira Uemura         Sotaro Wakabayashi
   listed to the right         AUTHORITY
    (except as marked   to vote for all nominees          (Instruction: To withhold authority to vote for any individual nominee,
     to the contrary)      listed to the right            write that nominee's name on the space provided below.)

          [_]                      [_]                    --------------------------------------------------------------------------

2. Ratification of the appointment of Ernst & Young LLP   3. In their discretion, the Proxies are authorized to vote upon such other
   as the Company's independent auditors for 2001            business as may properly come before the meeting.

        FOR      AGAINST     ABSTAIN

        [_]        [_]         [_]

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated _________________________, 2001

_____________________________________
            (Signature)

______________________________________
     (Signature if held jointly)

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

                          /\ FOLD AND DETACH HERE /\




                               ADMISSION TICKET

                                Annual Meeting
                                      of
                    National Steel Corporation Stockholders

                              Monday, May 7, 2001
                                  10:00 a.m.
                               The Regent Hotel
                                55 Wall Street
                              New York, New York


                                    Agenda

                . Election of Directors
                . Ratification of the appointment of independent auditors . Discussion on matters of current interest
                . Question and Answer Session

PROXY

                       FIDELITY MANAGEMENT TRUST COMPANY


If I sign and return this proxy to you, you are instructed to cause all National Steel Corporation Common Stock in my National Steel Retirement Savings Plan or National Steel Represented Employee Retirement Savings Plan Account to be voted at the Annual Meeting of Shareholders of National Steel Corporation, to be held on May 7, 2001, and any adjournment thereof, as follows:

As indicated by me on the reverse side, but, if I make no indication as to a particular matter, then unless otherwise indicated, as recommended by management on such matters, and, on such other matters as may properly come before the meeting. The Trustee will keep the vote completely confidential.

If the Trustee does not receive a properly executed proxy by May 2, 2001 the Trustee shall vote the shares represented by this proxy in the same proportion as it votes those shares for which it does receive a properly executed proxy.

                                    (OVER)

                                                   (Please sign on reverse side)

                          /\ FOLD AND DETACH HERE /\